4Q 2004 EARNINGS

For Immediate Release

[LOGO]

Contact:                 Chris Neff
435-645-8898
cneff@nicusa.com

NIC Earns Three Cents Per Share as Operating
Income Increases 51 Percent in the Fourth Quarter

OLATHE, Kan. – January 27, 2005 – NIC Inc. (Nasdaq: EGOV) today reported net income of $1.7 million and earnings per share of three cents on total revenues of $13.6 million for the three months ended December 31, 2004.  NIC’s core outsourced portal business continued its track record of strong performance, contributing to a 51 percent increase in operating income over the same period last year.  Operating income was $2.7 million in the fourth quarter, compared to $1.8 million a year ago.

4Q 2004 Operating Highlights Three months ended December 31 (thousands)

	2004	2003	Change

Portal Revenues	$ 12,180	$ 10,328	18%
Portal Cost of Revenues	6,558	5,805	13%

Portal Gross Profit	$ 5,622	$ 4,523	24%
Portal Gross Profit %	46%	44%

Operating Income	$ 2,732	$ 1,805	51%
Operating Income Margin %	20%	14%
Operating Cash Flow	$ 3,579	$ 2,721	32%

The Company posted net income of $1.1 million and earnings per share of two cents on total revenues of $12.5 million in fourth quarter 2003 (excluding an income tax adjustment that increased net income by approximately $1.8 million and earnings per share by three cents).

For the fourth quarter, portal revenues were $12.2 million, an 18 percent increase over the prior year quarter.  On a same state basis, portal revenues grew 22 percent in the fourth quarter, compared to a 13 percent increase during the same period a year ago.  NIC’s online hunting & fishing licenses, Uniform Commercial Code filings, and professional license renewals performed well in the fourth quarter, helping same state revenues from non-driver record exchange (non-DMV) services to rise 51 percent.  During the same period, same state DMV revenues grew 12 percent over fourth quarter 2003.

“NIC manages more than a thousand eGovernment services on behalf of 16 states, and our portals keep finding new ways to generate higher revenues and do more for our government partners,” said Jeff Fraser, Chief Executive Officer of NIC.  “We see tremendous opportunity to further penetrate the eGovernment industry.”

In the fourth quarter, NIC’s portals launched a record 84 new non-DMV revenue-generating services and another 140 applications are in the development pipeline.  “NIC’s government partners continue to provide an increasing number of online services to their businesses and citizens,” said Harry Herington, NIC’s Chief Operating Officer.

In line with expectations, revenues for the software and services business in the fourth quarter were $1.4 million, down 37 percent from the prior year quarter.

Selling and administrative expenses for the current and prior year quarters were $2.8 million, or 21 percent of revenue in the current quarter, compared to 22 percent in the prior year quarter.

NIC ended the year with $33.8 million in cash and equivalents, up $3.5 million from September 30, 2004.

Full-Year 2004 Performance
For fiscal year 2004, NIC posted operating income of $11.8 million, up 61 percent from $7.3 million in the previous year.  Portal revenues rose 21 percent to $48.5 million, with non-DMV revenues growing 35 percent for the year.  On a same state basis, portal revenues grew 20 percent and operating income rose 26 percent.  Selling and administrative costs rose three percent to $12.0 million and dropped to 22 percent of total revenues from 23 percent in the prior year.  The company earned 12 cents per share in 2004, compared to 11 cents per share in 2003.  Excluding the income tax adjustment referenced above, NIC earned eight cents per share in 2003.

2004 Operating Highlights Twelve months ended December 31 (thousands)

	2004	2003	Change

Portal Revenues	$ 48,544	$ 40,209	21%
Portal Cost of Revenues	24,866	21,586	15%

Portal Gross Profit	$ 23,678	$ 18,623	27%
Portal Gross Profit %	49%	46%

Operating Income	$ 11,800	$ 7,338	61%
Operating Income Margin %	21%	14%
Operating Cash Flow	$ 14,565	$ 3,498	316%

“Operating income grew 61 percent in 2004, which was driven by the strong performance of our portals,” said Eric Bur, NIC’s Chief Financial Officer.  “Our success in launching new non-DMV revenue-generating services, growing same state profits, and tightly managing corporate expenses demonstrates how NIC is effectively leveraging the self-funded business model.”

First Quarter and Full-Year 2005 Outlook
For first quarter 2005, NIC expects total revenues of $14.2- $14.6 million, portal revenues of $13.2 - $13.4 million, and software and services revenues of $1.0- $1.2 million.  The Company also anticipates operating income between $3.1 - $3.3 million and net income of $1.9 - $2.0 million.

For full-year 2005, NIC expects total revenues of $58.3 - $59.7 million, portal revenues of $53.6 - $54.7 million, and software and services revenues of $4.7 - $5.0 million. The Company expects operating income between $13.5 - $14.0 million and net income of $8.2 - $8.5 million.

“We expect another strong year of organic growth, with DMV revenues increasing by seven to nine percent and non-DMV revenues rising by 25 - 30 percent,” continued Bur.  “As we’ve discussed in the past, our projections do not include any new contracts and also reflect our exit from the standalone local portal business in 2004 (which generated $1.0 million of low-margin revenue).  We also expect 96 - 97 percent of portal revenues will be transactional in 2005 (up from 93 percent in 2004) as we swap the occasional portal software development project for recurring revenue.

“We also expect portal margins to remain just shy of 50 percent in 2005, as we plan continued reinvestment in the portal business this year.

“Finally, we expect annual operating income margins to rise to 22 - 23 percent in 2005, despite anticipated charges for stock option expensing and higher depreciation,” concluded Bur.

Fourth Quarter Earnings Call and Webcast Details
Dial-In Information
Thursday, January 27, 2005
9:00 a.m. (EST)
Call bridge:      1-800-218-0713
Call leaders:     Jeff Fraser, Chief Executive Officer
                        Harry Herington, Chief Operating Officer
                        Eric Bur, Chief Financial Officer

A replay of the call will be available until 11:00 p.m. (EST) on February 3 by dialing 1-800-405-2236 and using passcode 11020604.

Webcast Information
Thursday, January 27, 2005
9:00 a.m. (EST)
To sign in and listen:  The Webcast system is available at www.nicusa.com/investor.

Some users may need to refresh their browsers to view the Webcast information.  A replay of the Webcast will be available until 5:00 p.m. (EDT) on April 26, 2005, by visiting www.nicusa.com/investor.

About NIC
NIC manages more eGovernment services than any provider in the world.  The company is helping governments communicate more effectively with citizens and businesses by putting essential services online.  NIC provides eGovernment solutions for 1,500 state and local agencies that serve more than 51 million people in the United States.  Additional company information is available at www.nicusa.com.

The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2003 Annual Report on Form 10-K filed on March 12, 2004, with the Securities and Exchange Commission.

(financial tables follow)

NIC Inc. FINANCIAL SUMMARY (UNAUDITED) Thousands except for per share amounts

	Three months ended December 31,			Twelve months ended December 31,
	2004		2003	2004	2003

Revenues:
Portal revenues	$12,180		$10,328	$48,544	$40,209
Software & services revenues	1,397		2,205	7,218	10,622

Total revenues	13,577		12,533	55,762	50,831

Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	6,558		5,805	24,866	21,586
Cost of software & services revenues, exclusive of depreciation & amortization	1,134		1,781	5,583	8,443
Selling & administrative	2,788		2,772	12,018	11,681
Depreciation & amortization	365		370	1,495	1,783

Total operating expenses	10,845		10,728	43,962	43,493

Operating income	2,732		1,805	11,800	7,338

Other income (expense):
Interest income	41		20	116	100
Interest expense	-		(5)	(11)	(21)
Equity in net loss of affiliates	-		(54)	(109)	107
Other income (expense), net	-		-	14	(11)

Total other income (expense)	41		(39)	10	175

Income before income taxes	2,773		1,766	11,810	7,513
Income tax expense (benefit)	1,045		(1,134)	4,705	1,185

Net income	$1,728		$2,900	$7,105	$6,328

Basic earnings per share:	$0.03		$0.05	$0.12	$0.11

Diluted earnings per share:	$0.03		$0.05	$0.12	$0.11

Weighted average shares outstanding:
Basic	59,270		58,593	58,988	58,331

Diluted	60,652		60,847	60,877	59,269

Key Financial Metrics:

Revenue growth – outsourced portals	18%		23%	21%	16%
Same state revenue growth – outsourced portals	22%		13%	20%	7%
Revenue growth – software & services	(37%	)	(9% )	(32% )	(17% )
Gross profit percentage – outsourced portals	46%		44%	49%	46%
Gross profit percentage – software & services	19%		19%	23%	21%
Selling & administrative costs as a percentage of revenue	21%		22%	22%	23%
Operating income margin percentage	20%		14%	21%	14%

Portal Revenue Analysis (thousands)
DMV transaction-based	$7,384		$6,617	$30,498	$25,088
Non-DMV transaction-based	4,165		2,909	14,656	10,846
Portal management	77		301	360	1,200
Software development	554		501	3,030	3,075

Total	$12,180		$10,328	$48,544	$40,209

NIC Inc. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except for share amounts

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$30,769	$13,540
Cash and cash equivalents – restricted	3,000	5,363
Marketable securities	-	249
Trade accounts receivable	17,610	17,872
Unbilled revenues	3,400	8,403
Deferred income taxes	433	427
Prepaid expenses & other current assets	1,312	1,140

Total current assets	56,524	46,994

Property and equipment, net	2,603	2,992
Unbilled revenues	2,404	-
Deferred income taxes	31,274	34,922
Other assets	266	187
Investments in affiliates	-	644

Total assets	$93,071	85,739

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,394	$16,345
Accrued expenses	6,266	5,245
Note payable – current portion	-	156
Application development contracts	-	465
Other current liabilities	151	158

Total current liabilities	20,811	22,369

Note payable – long-term portion	-	207

Total liabilities	20,811	22,576

Commitments and contingencies	-	-

Shareholders’ equity:
Common stock, no par, 200,000,000 shares authorized 59,301,375 and 58,715,672 shares issued and outstanding	-	-
Additional paid-in capital	200,921	198,929
Accumulated deficit	(128,456)	(135,561)

	72,465	63,368
Less treasury stock	(205)	(205)

Total shareholders’ equity	72,260	63,163

Total liabilities and shareholders’ equity	$93,071	$85,739

NIC Inc. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Cash flows from operating activities:
Net income	$1,728	$2,900	$7,105	$6,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	365	370	1,495	1,783
Loss on disposal of property & equipment	-	-	-	12
Accretion of discount on marketable securities	-	-	-	(2)
Application development contracts	-	(98)	(465)	(1,094)
Deferred income taxes	1,131	(777)	5,020	1,399
Deferred income tax benefit relating to stock options	(58)	(459)	(689)	(547)
Equity in net loss of affiliates	-	54	109	(107)

Changes in operating assets and liabilities
(Increase) decrease in trade accounts receivable	1,131	(604)	262	(3,406)
(Increase) decrease in unbilled revenues	(995)	(1,101)	2,599	(5,661)
(Increase) decrease in prepaid expenses & other current assets	(31)	109	44	104
Decrease in other assets	26	8	22	29
Increase (decrease) in accounts payable	57	3,051	(1,951)	3,595
Increase (decrease) in accrued expenses	189	(466)	1,021	1,420
Increase (decrease) in other current liabilities	36	(266)	(7)	(355)

Net cash provided by operating activities	3,579	2,721	14,565	3,498

Cash flows from investing activities:
Purchases of property and equipment	(202)	(445)	(1,189)	(1,519)
Purchases of marketable securities	-	-	-	(498)
Maturities of marketable securities	-	-	250	500
Proceeds from sale of affiliate	-	-	300	-

Net cash used in investing activities	(202)	(445)	(639)	(1,517)

Cash flows from financing activities:
Cash and cash equivalents – restricted	-	38	2,363	937
Payments on note payable	-	(38)	(363)	(170)
Proceeds from employee common stock purchases	-	-	117	72
Proceeds from exercise of employee stock options	135	621	1,186	1,161

Net cash provided by financing activities	135	621	3,303	2,000

Net increase in cash and cash equivalents	3,512	2,897	17,229	3,981
Cash and cash equivalents, beginning of period	27,257	10,643	13,540	9,559

Cash and cash equivalents, end of period	$30,769	$13,540	$30,769	$13,540